Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2021 (except for Note 18(b), as to which the date is March 22, 2021), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-253919) and related Prospectus of Ikena Oncology, Inc. dated March 22, 2021 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 22, 2021